Exhibit 1.01

Conflict Minerals Report
This Conflict Minerals Report for the year ended December 31, 2020 is provided by JELD-WEN Holding, Inc. (the “Company” or “JELD-WEN”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”).  Under the Rule, we are required to make certain disclosures regarding our manufactured products that contain conflict minerals, provided those conflict minerals are necessary to the functionality or production of those products.  As defined by the Rule and for purposes of this report, the conflict minerals are cassiterite, columbite-tantalite (coltan), wolframite, gold and their derivatives, which currently are limited to tin, tantalum and tungsten (collectively, the “conflict minerals” or “3TG”).
As detailed below, based on our reasonable country of origin inquiry, the Company has no reason to believe that the 3TG in any of our products is funding armed conflict in the Democratic Republic of Congo or an adjoining country (collectively, the “Covered Countries”).  However, it remains challenging for many companies and their suppliers (including us and our suppliers) to gather complete and reliable data.  For that reason, we have not been able to rule out the possibility that some conflict minerals in our products may have originated in the Covered Countries and may not be from recycled or scrap sources.  Consequently, we exercised due diligence on the origin and chain of custody of the 3TGs and we are providing this Conflict Minerals Report to describe our due diligence processes and procedures. Based on our due diligence, none of our in-scope direct suppliers reported that their products contain 3TG originating from a smelter that supports armed groups in a Covered Country.
References in this report to “we,” “us” or “our” refers to the Company and our subsidiaries, unless otherwise specified or unless the context otherwise requires.
1.Company Overview
JELD-WEN is one of the world’s largest door and window manufacturers. We design, produce and distribute an extensive range of interior and exterior doors, windows and related products for use in the new construction and the repair and remodel of residential homes and non-residential buildings. We operate manufacturing and distribution facilities in 19 countries, located primarily in North America, Europe and Australia.

a.Our Conflict Minerals Policy
JELD-WEN supports the humanitarian goal of ending violent conflict in the Covered Countries and is committed to avoiding the use of conflict minerals in its products that either directly or indirectly contribute to the ongoing turmoil in the Covered Countries.  JELD‐WEN does not directly purchase any conflict minerals, and we expect our suppliers to source any designated minerals from socially responsible sources. The Company’s Conflict Minerals Policy, which outlines the Company’s expectations and commitments, is publicly available at https://www.jeld-wen.com/en-us/about-us/company/conflict-mineral-policy.
b.Our Supply Chain and Due Diligence
As a downstream company, JELD-WEN does not generally have a direct relationship with mines from which mineral ores are extracted, or with 3TG smelters and refiners or other upstream participants. There are multiple tiers between our direct suppliers and the 3TG smelter for a particular component, which makes it difficult for us to ascertain the ultimate source of 3TG that may be contained in products we manufacture. As a result, the Company must rely upon its direct suppliers to work with their upstream suppliers to provide accurate information on the origin of any 3TG contained in the components and materials that we purchase.
The Company’s supply chain is managed by a global procurement team that oversees local and regional sourcing and supplier arrangements. Our conflict minerals compliance process covers the supply chain for all of our operations. We conduct an annual analysis of each of our products to identify those that might contain 3TG, including a review of our products’ bill of materials and consulting with procurement and engineering personnel, and we determined that the following product categories may include covered products: chemicals, glass, hardware, metals and components. From these product categories, we reviewed our supplier list for all manufacturing locations and eliminated service providers, other non-manufacturing suppliers, as well as vendors with whom we spent less than $50,000 in 2020. Based on these criteria, we identified 404 in-scope direct suppliers of materials and components worldwide in 2020.
We surveyed all in-scope direct suppliers identified through this process. For consistency, we sent the same conflict minerals letter to all identified suppliers globally, requesting that they provide information regarding 3TG and smelters using the Conflict Minerals Reporting Template

(the “CMRT”), which was developed by the Electronic Industry Citizenship Coalition (the “EICC”) and the Global e-Sustainability Initiative (the “GeSI”). The EICC and GeSI are widely regarded as industry leaders in conflict minerals reporting. We instructed our suppliers in responding to our survey to designate on the CMRT any smelters used directly or indirectly. Through this process, 317 different smelters were identified by our suppliers. We reviewed these reported smelters against the list of smelters identified by the Responsible Minerals Initiative (“RMI”) as being conformant with the Responsible Minerals Assurance Process (“RMAP Conformant”). The RMAP Conformant list prepared by RMI consists of smelters and refiners (“SORs”) that have undergone a third-party audit of its company-level management processes for responsible mineral procurement. All of the smelters identified by our suppliers are RMAP Conformant, except for one smelter that has either ceased operations, permanently or temporarily, or has been reclassified as a non-smelter. The supplier that reported sourcing from this smelter provided a company-wide response to our survey request, and as a result may not have actually supplied any products to us containing 3TG, sourced from this smelter or otherwise.
2.Conflict Minerals Compliance Program
a.Design of our Compliance Program
Our conflict minerals compliance program has been designed to conform, in all material respects, with the framework described in The Organisation for Economic Cooperation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”). The OECD Guidance is an internationally recognized due diligence framework. Our specific due diligence efforts are discussed in this Conflict Minerals Report.
b.Company Management Systems
(i) Our Policy and Supplier Code of Conduct
JELD-WEN has a Conflict Minerals Policy, which is posted on our website. We also have a Supplier Code of Conduct (https://s3.us-east-2.amazonaws.com/cmd-jeld-wen-rebuild-stage/assets/documents/756087109.pdf), which applies to all suppliers who provide services and goods to the Company or any of its subsidiaries.

(ii) Our Team
The Company has a cross-functional conflict minerals team to support our supply chain due diligence related to 3TG. Our conflict minerals team includes subject matter experts from relevant functions, including legal, compliance, finance, procurement and supply chain, engineering and information systems. This team meets on an as needed basis and engages with key stakeholders both internally and externally, collects and analyzes data and evaluates 3TG risks to establish the chain of custody and traceability of upstream suppliers, products and materials in the Company’s supply chain. Senior management is regularly briefed about the results of our compliance efforts and compliance updates are provided to the Audit Committee of our Board of Directors, as appropriate.
(iii) Supplier Engagement
Education, engagement and oversight regarding our policies and expectations are an essential component of our management systems and are overseen by the working group. Accordingly, we expect our suppliers to (i) source materials from socially responsible suppliers, (ii) work with us to determine the potential use of 3TG in our supply chain and (iii) conduct the necessary due diligence and provide us with proper verification of the source of materials used in their products.
We send detailed communications to all of our in-scope direct suppliers of materials and components worldwide, outlining our expectations concerning supply chain due diligence and directing suppliers to utilize the CMRT to provide the requested information. Specifically, we send a letter to our global manufacturing suppliers, followed up with several email communications and then we personally contacted certain suppliers who have not responded. We also make follow-up calls as necessary to these suppliers. Finally, we provide a Company contact to answer any questions the suppliers have regarding our conflict minerals compliance program.
(iv) Grievance Mechanism
We have established grievance mechanisms available to employees and suppliers to report violations of the law or Company policies, including our Conflict Minerals Policy. The Company has created the JELD-WEN Ethics Helpline, which provides employees and others a way to report concerns about potential violations. JELD-WEN’s Ethics Helpline is operated by a third-party to help ensure processing consistency and to protect anonymity. The Company encourages suppliers to report ethical concerns or policy violations as outlined in the JELD-WEN Supplier Code of Conduct.
(v) Maintenance of Records
We retain relevant documentation we receive in connection with our conflict minerals compliance program and related due diligence, in compliance with the Company’s records management protocol.
c.Identify and Assess Conflict Mineral Risk in the Supply Chain
To conduct our reasonable country of origin inquiry, we surveyed all in-scope direct suppliers of materials and components worldwide who were identified through our compliance process. Of the 404 suppliers surveyed, we received responses from 90%. None of our in-scope direct suppliers reported that their products contain 3TG originating from a smelter that supports armed groups in a Covered Country.
We relied on our in-scope direct suppliers to provide us with information about the source of 3TG contained in their materials or components. Our in-scope direct suppliers similarly relied upon information provided by their suppliers. Some of our in-scope direct suppliers provide company-wide responses in connection with conflict minerals due diligence requests from us and from their other customers, and consequently, their company-wide responses speak to all of their products and are not limited to products supplied only to JELD-WEN. In such instances, we are receiving sourcing data on certain materials and components that may not actually be supplied to us due to the comprehensive nature of the supplier’s company-wide response, and this resulted in a significant increase in the number of smelters and refineries listed in Attachment A to this report. In no instance has any of our in-scope direct suppliers reported that their products contain 3TG originating from a smelter that supports armed groups in a Covered Country.
Our conflict minerals working group sent to our in-scope direct suppliers a notification describing the Company’s conflict minerals compliance program, conflict mineral training documentation and the CMRT. Using the CMRT, the working group solicited information from those suppliers regarding the inclusion of 3TG in the products they supply to the Company. The working group then reviewed the supplier responses against certain criteria to determine which required further investigation. Where the supplier reported that a smelter may have sourced minerals from a Covered Country, we compared the list of smelters to the RMAP Conformant smelter list.  All known smelters that were reported by our suppliers as sourcing from a Covered Country appear on the RMAP Conformant list, except for one smelter that has either ceased operations, permanently or temporarily, or has been reclassified as a non-smelter. The supplier that reported sourcing from this smelter provided a company-wide response to our survey request, and as a result may not have actually supplied any products to us containing 3TG, sourced from this smelter or otherwise.
d.Design and Implement a Strategy to Respond to Identified Conflict Mineral Risks
Based on the 3TG risks identified, the working group (i) analyzed and evaluated supplier responses against an established list of risk indicators to identify potential risks within the Company’s supply chain, (ii) re-evaluated the Company’s standard operating procedure to identify and act upon such risks, (iii) discussed the findings of our risk assessment with the Senior Vice President of Global Procurement and Associate General Counsel and (iv) refined and updated the Company’s strategy to manage such risks. We continue to engage in regular on-going risk assessment through our annual conflict minerals survey of suppliers.
e.Independent Third-Party Audit of Supply Chain Due Diligence
In accordance with guidance issued by the U.S. Securities and Exchange Commission (the “SEC”), the Company is not required to submit an audit report of this Conflict Minerals Report prepared by an independent private sector auditor.
f.Report on Supply Chain Due Diligence
This Conflict Minerals Report is being filed with the SEC as an exhibit to our Specialized Disclosure Report on Form SD. This report also is available on our website at http://investors.jeld-wen.com/financials/sec-filings/default.aspx.

3.CONTINUOUS IMPROVEMENT EFFORTS
The Company will continue to work to improve its conflict minerals due diligence process.  To further mitigate the risk that any conflict minerals in our products finance or benefit armed groups, we will engage in continued supplier engagement to increase the number and quality of supplier responses. Further, when we become aware of a supplier who is not in compliance with our Conflict Minerals Policy, we will engage with the supplier for a remedy and, where necessary, find an alternative source of 3TG. We also will engage with relevant trade associations and industry initiatives to help improve supply chain diligence best practices consistent with OECD Guidance.
Cautionary Language on Forward-Looking Statements
Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” and “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause our expectations and assumptions to not be accurate. Important factors that could cause actual results to differ materially from these expectations include, among other things, the challenges associated with understanding our entire supply chain to reach the source of conflict minerals; changes in law, regulations and the implementation of such laws and regulations concerning conflict minerals; and evolving practices that may influence our future actions.
Forward-looking statements included in this filing are made only as of the date of this filing, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

Attachment A
RMAP Conformant Smelters
The following facilities have been reported to us by our suppliers as part of their supply chain for components and materials known to contain conflict minerals. Each is listed by RMI as a conformant smelter or refiner, except for one smelter that has either ceased operations, permanently or temporarily, or has been reclassified as a non-smelter (indicated by *).  The facility names are listed as they appear on the RMI smelter list.
Gold
Advanced Chemical Company
Aida Chemical Industries Co., Ltd.
Allgemeine Gold-und Silberscheideanstalt A.G.
Almalyk Mining and Metallurgical Complex (AMMC)
AngloGold Ashanti Córrego do Sítio Mineração
Argor-Heraeus S.A.
Asahi Pretec Corp.
Asaka Riken Co., Ltd.
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Aurubis AG
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Boliden AB
C. Hafner GmbH + Co. KG
Caridad
CCR Refinery - Glencore Canada Corporation
Cendres + Métaux S.A.
Yunnan Copper Industry Co., Ltd.
Chimet S.p.A.
Chugai Mining
Daye Non-Ferrous Metals Mining Ltd.
DSC (Do Sung Corporation)
DODUCO Contacts and Refining GmbH
Dowa
Eco-System Recycling Co., Ltd. East Plant
OJSC Novosibirsk Refinery
Refinery of Seemine Gold Co., Ltd.
Guoda Safina High-Tech Environmental Refinery Co., Ltd.
Hangzhou Fuchunjiang Smelting Co., Ltd.
LT Metal Ltd.
Heimerle + Meule GmbH
Heraeus Metals Hong Kong Ltd.
Heraeus Precious Metals GmbH & Co. KG
Hunan Chenzhou Mining Co., Ltd.
Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.
HwaSeong CJ Co., Ltd.
Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.
Ishifuku Metal Industry Co., Ltd.
Istanbul Gold Refinery
Japan Mint
Jiangxi Copper Co., Ltd.
Asahi Refining USA Inc.
Asahi Refining Canada Ltd.
JSC Ekaterinburg Non-Ferrous Metal Processing Plant

JSC Uralelectromed
JX Nippon Mining & Metals Co., Ltd.
Kazakhmys Smelting LLC
Kazzinc
Kennecott Utah Copper LLC
Kojima Chemicals Co., Ltd.
Kyrgyzaltyn JSC
L’azurde Company For Jewelry
Lingbao Gold Co., Ltd.
Lingbao Jinyuan Tonghui Refinery Co., Ltd.
LS-NIKKO Copper Inc.
Luoyang Zijin Yinhui Gold Refinery Co., Ltd.
Materion
Matsuda Sangyo Co., Ltd.
Metalor Technologies (Suzhou) Ltd.
Metalor Technologies (Hong Kong) Ltd.
Metalor Technologies (Singapore) Pte., Ltd.
Metalor Technologies S.A.
Metalor USA Refining Corporation
Metalúrgica Met-Mex Peñoles S.A. De C.V.
Mitsubishi Materials Corporation
Mitsui Mining and Smelting Co., Ltd.
Moscow Special Alloys Processing Plant
Nadir Metal Rafineri San. Ve Tic. A.Ş.
Navoi Mining and Metallurgical Combinat
Nihon Material Co., Ltd.
Ohura Precious Metal Industry Co., Ltd.
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)
PAMP S.A.
Penglai Penggang Gold Industry Co., Ltd.
Prioksky Plant of Non-Ferrous Metals
PT Aneka Tambang (Persero) Tbk
PX Précinox S.A.
Rand Refinery (Pty) Ltd.
Royal Canadian Mint
Sabin Metal Corp.
Samduck Precious Metals
SAMWON Metals Corp.
SEMPSA Joyería Platería S.A.
Shandong Tiancheng Biological Gold Industrial Co., Ltd.
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Sichuan Tianze Precious Metals Co., Ltd.
SOE Shyolkovsky Factory of Secondary Precious Metals
Solar Applied Materials Technology Corp.
Sumitomo Metal Mining Co., Ltd.
Super Dragon Technology Co., Ltd.
Tanaka Kikinzoku Kogyo K.K.
Great Wall Precious Metals Co., Ltd. of CBPM
The Refinery of Shandong Gold Mining Co., Ltd.
Tokuriki Honten Co., Ltd.
Tongling Nonferrous Metals Group Co., Ltd.
Torecom
Umicore S.A. Business Unit Precious Metals Refining
United Precious Metal Refining, Inc.

Valcambi S.A.
Western Australian Mint (T/a The Perth Mint)
Yamakin Co., Ltd.
Yokohama Metal Co., Ltd.
Zhongkuang Gold Industry Co., Ltd.*
Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Gold Refinery of Zijin Mining Group Co., Ltd.
Morris and Watson
SAFINA A.S.
Guangdong Jinding Gold Limited
Umicore Precious Metals Thailand
Geib Refining Corporation
MMTC-PAMP India Pvt., Ltd.
KGHM Polska Miedź Spółka Akcyjna
Fidelity Printers and Refiners Ltd.
Singway Technology Co., Ltd.
Henan Yuguang Gold & Lead Co., Ltd.
Shandong Humon Smelting Co., Ltd.
Shenzhen Zhonghenglong Real Industry Co., Ltd.
Al Etihad Gold Refinery DMCC
Emirates Gold DMCC
International Precious Metal Refiners
Kaloti Precious Metals
Sudan Gold Refinery
T.C.A S.p.A
REMONDIS PMR B.V.
Fujairah Gold FZC
Tony Goetz NV
Shirpur Gold Refinery Ltd.
Korea Zinc Co., Ltd.
Marsam Metals
TOO Tau-Ken-Altyn
Abington Reldan Metals, LLC
SAAMP
L’Orfebre S.A.
8853 S.p.A.
Italpreziosi
SAXONIA Edelmetalle GmbH
WIELAND Edelmetalle GmbH
Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH
AU Traders and Refiners
Gujarat Gold Centre
Sai Refinery
Modeltech Sdn Bhd
Bangalore Refinery
Kyshtym Copper-Electrolytic Plant ZAO
Degussa Sonne / Mond Goldhandel GmbH
Pease & Curren
JALAN & Company
SungEel HiMetal Co., Ltd.
Planta Recuperadora de Metales SpA
Safimet S.p.A
State Research Institute Center for Physical Sciences and Technology
African Gold Refinery

Gold Coast Refinery
NH Recytech Company
DS PRETECH Co., Ltd.
QG Refining, LLC
Dijllah Gold Refinery FZC
CGR Metalloys Pvt Ltd.
Sovereign Metals
C.I Metales Procesados Industriales SAS
Eco-System Recycling Co., Ltd. North Plant
Eco-System Recycling Co., Ltd. West Plant
Augmont Enterprises Private Limited
Kundan Care Products Ltd.
Tantalum
Asaka Riken Co., Ltd.
Changsha South Tantalum Niobium Co., Ltd.
Exotech Inc.
F&X Electro-Materials Ltd.
Guangdong Zhiyuan New Material Co., Ltd.
JiuJiang JinXin Nonferrous Metals Co., Ltd.
Jiujiang Tanbre Co., Ltd.
LSM Brasil S.A.
Metallurgical Products India Pvt., Ltd.
Mineração Taboca S.A.
Mitsui Mining & Smelting
NPM Silmet AS
Ningxia Orient Tantalum Industry Co., Ltd.
QuantumClean
Yanling Jincheng Tantalum & Niobium Co., Ltd.
Solikamsk Magnesium Works OAO
Taki Chemical Co., Ltd.
Telex Metals
Ulba Metallurgical Plant JSC
Hengyang King Xing Lifeng New Materials Co., Ltd.
D Block Metals, LLC
FIR Metals & Resource Ltd.
Jiujiang Zhongao Tantalum & Niobium Co., Ltd.
XinXing HaoRong Electronic Material Co., Ltd.
Jiangxi Dinghai Tantalum & Niobium Co., Ltd.
KEMET Blue Metals
H.C. Starck Co., Ltd.
H.C. Starck Tantalum and Niobium GmbH
H.C. Starck Hermsdorf GmbH
H.C. Starck Inc.
H.C. Starck Ltd.
H.C. Starck Smelting GmbH & Co. KG
Global Advanced Metals Boyertown
Global Advanced Metals Aizu
Resind Indústria e Comércio Ltda.
Resind Industria e Comercio Ltda.
Jiangxi Tuohong New Raw Material
PRG Dooel

Tin
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.
Alpha
Dowa
EM Vinto
Estanho de Rondônia S.A.
Fenix Metals
Gejiu Non-Ferrous Metal Processing Co., Ltd.
Gejiu Zili Mining and Metallurgy Co., Ltd.
Huichang Jinshunda Tin Co., Ltd.
Gejiu Kai Meng Industry and Trade LLC
China Tin Group Co., Ltd.
Malaysia Smelting Corporation (MSC)
Metallic Resources, Inc.
Mineração Taboca S.A.
Minsur
Mitsubishi Materials Corporation
Jiangxi New Nanshan Technology Ltd.
Novosibirsk Processing Plant Ltd.
O.M. Manufacturing (Thailand) Co., Ltd.
Operaciones Metalúrgicas S.A.
PT Artha Cipta Langgeng
PT Babel Surya Alam Lestari
PT Bukit Timah
PT Mitra Stania Prima
PT Prima Timah Utama
PT Refined Bangka Tin
PT Stanindo Inti Perkasa
PT Timah Tbk Kundur
PT Timah Tbk Mentok
PT Tinindo Inter Nusa
Rui Da Hung
Soft Metais Ltda.
Thaisarco
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.
White Solder Metalurgia e Mineração Ltda.
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Yunnan Tin Company Limited
CV Venus Inti Perkasa
Magnu’s Minerais Metais e Ligas Ltda.
Melt Metais e Ligas S.A.
PT ATD Makmur Mandiri Jaya
O.M. Manufacturing Philippines, Inc.
Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company
Nghe Tinh Non-Ferrous Metals Joint Stock Company
Tuyen Quang Non-Ferrous Metals Joint Stock Company
PT Rajehan Ariq
An Vinh Joint Stock Mineral Processing Company
Resind Indústria e Comércio Ltda.
Super Ligas
Metallo Belgium N.V.
Metallo Spain S.L.U.
Thai Nguyen Mining and Metallurgy Co., Ltd.

PT Menara Cipta Mulia
HuiChang Hill Tin Industry Co., Ltd.
Modeltech Sdn Bhd
Guangdong Hanhe Non-Ferrous Metal Co., Ltd.
Chifeng Dajingzi Tin Industry Co., Ltd.
PT Bangka Serumpun
Pongpipat Company Limited
Tin Technology & Refining
Dongguan CiEXPO Environmental Engineering Co., Ltd.
Ma’anshan Weitai Tin Co., Ltd.
PT Rajawali Rimba Perkasa
Luna Smelter, Ltd.
Yunnan Yunfan Non-ferrous Metals Co., Ltd.
Precious Minerals and Smelting Limited
Gejiu City Fuxiang Industry and Trade Co., Ltd.
PT Mitra Sukses Globalindo
Tungsten
A.L.M.T. Corp.
Kennametal Huntsville
Guangdong Xianglu Tungsten Co., Ltd.
Chongyi Zhangyuan Tungsten Co., Ltd.
CNMC (Guangxi) PGMA Co., Ltd.
Global Tungsten & Powders Corp.
Hunan Chenzhou Mining Co., Ltd.
Hunan Chunchang Nonferrous Metals Co., Ltd.
Japan New Metals Co., Ltd.
Ganzhou Huaxing Tungsten Products Co., Ltd.
Kennametal Fallon
Tejing (Vietnam) Tungsten Co., Ltd.
Wolfram Bergbau und Hütten AG
Xiamen Tungsten Co., Ltd.
Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.
Ganzhou Jiangwu Ferrotungsten Co., Ltd.
Jiangxi Yaosheng Tungsten Co., Ltd.
Jiangxi Xinsheng Tungsten Industry Co., Ltd.
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.
Malipo Haiyu Tungsten Co., Ltd.
Xiamen Tungsten (H.C.) Co., Ltd.
Jiangxi Gan Bei Tungsten Co., Ltd.
Ganzhou Seadragon W & Mo Co., Ltd.
Asia Tungsten Products Vietnam Ltd.
Chenzhou Diamond Tungsten Products Co., Ltd.
H.C. Starck Tungsten GmbH
H.C. Starck Smelting GmbH & Co. KG
Masan Tungsten Chemical LLC (MTC)
Jiangwu H.C. Starck Tungsten Products Co., Ltd.
Niagara Refining LLC
China Molybdenum Co., Ltd.
Ganzhou Haichuang Tungsten Co., Ltd.
Hydrometallurg, JSC
Unecha Refractory Metals Plant
Philippine Chuangxin Industrial Co., Inc.

Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.
ACL Metais Eireli
Woltech Korea Co., Ltd.
Moliren Ltd.
Hunan Litian Tungsten Industry Co., Ltd.
KGETS Co., Ltd.
Fujian Ganmin RareMetal Co., Ltd.
Lianyou Metals Co., Ltd.
JSC “Kirovgrad Hard Alloys Plant”
NPP Tyazhmetprom LLC
GEM Co., Ltd.
Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.
Cronimet Brasil Ltda